SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 1, 2006
FISHER COMMUNICATIONS, INC.

(Exact Name of Registrant as Specified in Charter)

Washington (State or Other Jurisdiction of Incorporation)	000-22439 (Commission File No.)	91-0222175 (IRS Employer Identification No.)
100 Fourth Avenue N., Suite 510, Seattle, Washington 98109

(Address of Principal Executive Offices, including Zip Code)
(206) 404-7000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     In December 2005, Fisher Communications, Inc. announced that one of its wholly-owned subsidiaries (the “Buyer”) signed an agreement with Equity Broadcasting Corporation and entities owned or controlled by Equity Broadcasting Corporation (the “Asset Purchase Agreement”) to purchase a full-power television station in the Portland, Oregon DMA, as well as low-power television stations and construction permits in certain Idaho communities.
     On May 1, 2006 the parties to the Asset Purchase Agreement entered into an amendment to the Asset Purchase Agreement to provide, among other things, that (i) the purchase and sale of the Idaho low-power stations and low-power construction permits (the “Idaho Closing”) will not be conditioned on the purchase and sale of the full-power station in Oregon (the “Oregon Closing”), (ii) the Idaho Closing will occur as soon as practicable, but no later than May 15, 2006, (iii) the Buyer may defer the date of the Oregon Closing until September 30, 2006 and (iv) the parties will negotiate toward establishing a joint sales agreement (“JSA”) for the Oregon full-power station. As a result of the amendment, the Buyer paid a $3.5 million nonrefundable fee in consideration for the extension of the Oregon Closing (which amount will be applied to the purchase price at the Oregon Closing), and further agreed to pay $500,000 in prepaid JSA fees upon establishing the JSA structure (any amount not applied to JSA fees will be applied to the purchase price at the Oregon Closing).
     The transaction is subject to customary closing conditions. The following description of the Amendment to the Asset Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Amendment, which is filed as Exhibit 10.1 to this report
Item 9.01. Financial Statements and Exhibits
          (d)         Exhibits
          10.1      Amendment and Agreement, dated May 1, 2006.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FISHER COMMUNICATIONS, INC.
Dated: May 1, 2006	By /s/ Robert C. Bateman
Robert C. Bateman
Senior Vice President Chief Financial Officer

Exhibit Index
     10.1      Amendment and Agreement, dated May 1, 2006.